Exhibit 5.1

Boston Connecticut Florida New Jersey New York Washington, DC

One Jefferson Road

Parsippany, NJ 07054-2891

August 9, 2016

Eastman Kodak Company

343 State Street

Rochester, New York 14650

Ladies and Gentlemen:

We have acted as counsel to Eastman Kodak Company, a New Jersey corporation (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the Company’s (i) shares of common stock, par value of $0.01 per share (the “Common Stock”), to be offered and sold by the Company (the “New Common Stock”), (ii) 21,586,854 shares of Common Stock to be offered by selling shareholders named in the Registration Statement (the “Selling Shareholders’ Common Stock”), (iii) shares of preferred stock, no par value per share (the “Preferred Stock”), and (iv) the other securities referenced in the Registration Statement. The New Common Stock and Preferred Stock may be offered and sold by the Company and the Selling Shareholders’ Common Stock may be offered and sold by the selling shareholders named in the Registration Statement (collectively, the “Selling Shareholders”), each from time to time as set forth in the Registration Statement, any amendment thereto, the prospectus contained therein (the “Prospectus”) and supplements to the Prospectus (the “Prospectus Supplements”) pursuant to Rule 415 under the Act for an aggregate offering price not to exceed $1,200,000,000.

In connection with this opinion letter, we have examined and relied without investigation as to matters of fact upon the Registration Statement and the exhibits thereto and such certificates, statements and results of inquiries of public officials and officers and representatives of the Company and originals or copies, certified or otherwise identified to our satisfaction, of such other documents, corporate records, certificates and instruments as we have deemed necessary or appropriate to enable us to render the opinions expressed herein. In all such examinations, we have assumed the genuineness of all signatures on all documents examined by us, the legal competence and capacity of natural persons, the authenticity of documents submitted to us as originals, and the conformity with authentic original documents of all documents submitted to us as copies or by facsimile or other means of electronic transmission, or which we obtained from the Commission’s Electronic Data Gathering, Analysis and Retrieval system (“Edgar”) or other sites maintained by a court or governmental authority or regulatory body and the authenticity of the originals of such latter documents. We have also assumed that the books and records of the Company are maintained in accordance with proper corporate procedures.

The opinions expressed herein are limited in all respects to the New Jersey Business Corporation Act, as amended, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect which such laws may have on the opinions expressed herein. This opinion letter is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

Based on the foregoing, and subject to the assumptions, qualifications and limitations stated herein and the effectiveness of the Registration Statement under the Act, we are of the opinion that:

1. With respect to the New Common Stock, assuming (a) the taking by the Board of Directors of the Company (the “Board”) of all necessary corporate action to authorize and approve the issuance of the New Common Stock, (b) that the total issued shares of New Common Stock will not exceed the number of authorized shares in the Company’s Second Amended and Restated Certificate of Incorporation and (c) the due issuance and delivery of the New Common Stock, upon payment therefor in accordance with the applicable definitive purchase, underwriting or similar agreement approved by the Board, the New Common Stock will be validly issued, fully paid and nonassessable.

2. With respect to the Preferred Stock, assuming (a) the taking by the Board of all necessary corporate action to authorize and approve the issuance of the Preferred Stock, (b) that the total issued shares of Preferred Stock will not exceed the number of authorized shares in the Company’s Second Amended and Restated Certificate of Incorporation, (c) the due filing of the Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation of the Company, certificate of designation or other applicable document authorizing and establishing the terms of the Preferred Stock and (d) the due issuance and delivery of the Preferred Stock, upon payment therefor in accordance with the applicable definitive purchase, underwriting or similar agreement approved by the Board, the Preferred Stock will be validly issued, fully paid and nonassessable.

3. With respect to 20,723,050 shares of the Selling Shareholders’ Common Stock outstanding as of the date hereof, such shares of Selling Shareholders’ Common Stock are duly authorized, validly issued, fully paid and nonassessable.

4. With respect to 863,804 shares of the Selling Shareholders’ Common Stock underlying the 125% Warrants and the 135% Warrants (each as defined in that certain Warrant Agreement, dated as of September 3, 2013, by and between the Company and Computershare Inc., a Delaware corporation, and its wholly-owned subsidiary, Computershare Trust Company, N.A., a federally chartered, limited purpose trust company, collectively as warrant agent (the “Warrant Agreement”)) issued to the Selling Shareholders, upon payment by the Selling Shareholders of the exercise price of the Common Stock underlying the 125% Warrants and the 135% Warrants pursuant to, and in accordance with the terms and conditions of, the Warrant Agreement, such shares of Selling Shareholders’ Common Stock, assuming that a sufficient number of shares of Common Stock have been set aside from the Company’s authorized shares of Common Stock for purposes of the exercise of the 125% Warrants and the 135% Warrants, will be duly authorized, validly issued, fully paid and nonassessable.

This opinion letter is to be used only in connection with the Registration Statement and (i) the issuance and sale of the New Common Stock and Preferred Stock by the Company as described herein and (ii) the offer and sale of the Selling Shareholders’ Common Stock by the Selling Shareholders as described herein, and may not be used, quoted or relied upon for any other purpose without our prior written consent.

The foregoing opinions are limited in all respects to the laws of the State of New Jersey and the federal laws of the United States of America. We express no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus. In giving our consent, we do not thereby concede that we come within the category of persons whose consent is required by the Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ DAY PITNEY LLP

DAY PITNEY LLP